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                                                                 (212)238-8809

                                 March 25, 1997

PaineWebber Inc.
1200 Harbor Boulevard
Weehawken, New Jersey 07087

The First National Bank of Chicago
Corporate Trust Administration
1 First National Plaza
Chicago, Illinois 60670-0126

Investors Bank & Trust Company
89 South Street
Boston, Massachusetts 02111

Ladies and Gentlemen:

     As counsel for PaineWebber Incorporated (the "Depositor"), we have examined an executed copy of the Trust Indenture and Agreement dated as of March 25, 1997 (the "Indenture") and Standard Terms and Conditions of Trust, dated as of July 10, 1990 (the "Agreement"), both between the Depositor and Investors Bank
& Trust Company and The First National Bank of Chicago as Co-Trustees. The Indenture established a trust called the PaineWebber Equity Trust, Growth Stock Series 19 (the "Trust") into which the Depositor deposited certain stocks, (the "Securities"), and moneys to be held by the Trustee upon the terms and conditions set forth in the Indenture and Agreement. Under the Indenture, units were issued representing fractional undivided interests in the Trust (the "Units").

     In rendering this opinion we have assumed that the Trust intends to and will qualify for and elect tax treatment as a regulated investment company ("RIC") under the Internal Revenue Code of 1986, as amended (the "Code") and that the Trust will properly elect to be treated as an

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SIGNATURE

PaineWebber Incorporated
The First National Bank of Chicago
Investors Bank & Trust Company

association taxable as a corporation (collectively, the "Elections"). We have also assumed that the gross annual payroll of the Trust will be $1,000,000 or less.

     Based upon the foregoing and upon an examination of such other documents and an investigation of such matters of law as we have deemed necessary, we are of the opinion that, under existing statutes and decisions:

     1. Assuming that the Elections are made and the Trust otherwise qualifies as a RIC, the Trust would not be subject to federal income tax on such part of its net income and capital gain, if any, as is timely distributed to Unitholders.

     2. The Trust will be subject to New York State and New York City franchise and general corporation tax. However, in any fiscal year in which the Trust qualifies as a RIC under Section 851 of the Code, and distributes all of its net income and capital gains to Unitholders, the sum of such New York State and New York City tax to which the Trust will be subject will not exceed $675.00.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 33-59117) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.


                                             Very truly yours,


                                             CARTER, LEDYARD & MILBURN